AMENDMENT TO CONSULTING SERVICES AGREEMENT

THIS AMENDMENT TO CONSULTING SERVICES AGREEMENT (this "Amendment") is made and entered into this as of the 27th day of October, 2009, by and among Zhejiang Jiuxin Investment Management Co., Ltd. ("Party A"), Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. ("Party B") and China Jo-Jo Drugstores, Inc. (the "Company"). The Company is made a party hereto for the sole purpose of acknowledging this Amendment. Capitalized terms used but not defined herein shall have the meanings set forth in that certain Consulting Services Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Consulting Services Agreement dated as of August 1, 2009 (the "Consulting Services Agreement"), by and between Party A and Party B;

WHEREAS, Party A and Party B desire to amend the termination provision of the Consulting Services Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

A. **AMENDMENT**.

(1) Clause 7.1 of the Consulting Services Agreement shall read in its entirety as follows:

> "This Agreement shall take effect on August 1, 2009, and shall remain in full force and effect for the maximum period of time permitted by law unless sooner terminated pursuant to Clause 7.2 hereof."

(2) Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Consulting Services Agreement (except to the extent herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder, all of which (except as specified herein) remain in full force and effect.

B. **CONFLICTS**. Except as expressly set forth in this Amendment, the terms and provisions of the Consulting Services Agreement shall continue unmodified and in full force and effect. In the event of any conflict between this Amendment and the Consulting Services Agreement, this Amendment shall control.

C. **GOVERNING LAW**. This Amendment shall be governed and construed under the laws of the People's Republic of China, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

D. **COUNTERPARTS**. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or other electronic transmission of this signed Amendment shall be legal and binding on all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

PARTY A:
Zhejiang Jiuxin Investment Management Co., Ltd.

By: ______________________
Name: LIU Lei
Title: Executive Director

PARTY B:
Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

By: ______________________
Name: LIU Lei
Title: Executive Director

ACKNOWLEDGED BY:

COMPANY:
China Jo-Jo Drugstores, Inc.

By: ______________________
Name: LIU Lei
Title: Chief Executive Officer